As filed with the Securities and Exchange Commission on June 28, 2024.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Abacus Life, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6282	85-1210472
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)
2101 Park Center Drive, Suite 200
Orlando, Florida 32835
(800) 561-4148
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Abacus Life, Inc. Amended and Restated 2024 Long-Term Equity Compensation Incentive Plan

Jay J. Jackson
Chief Executive Officer
Abacus Life, Inc.
2101 Park Center Drive, Suite 200
Orlando, Florida 32835
(800) 561-4148
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Michelle B. Rutta
White & Case LLP
New York, New York 10020
(212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE
On October 26, 2023, Abacus Life, Inc. (the “Registrant”) filed a registration statement on Form S-8 (File No. 333-275179) (the “First Registration Statement”) with the Securities and Exchange Commission (the “Commission”) registering the issuance of 3,164,991 shares of common stock, par value $0.0001 per share (the “Common Stock”) pursuant to the Abacus Life, Inc. 2023 Long-Term Equity Compensation Incentive Plan (the “Incentive Plan”).
On April 23, 2024, the Board of Directors of the Registrant approved certain amendments to the Incentive Plan including an increase in the aggregate number of shares of Common Stock reserved for issuance under the Incentive Plan by 5,000,000 shares, subject to approval by the Registrant’s stockholders. On June 13, 2024, the Registrant’s stockholders approved the amendments to the Incentive Plan, including the increase in the aggregate number of shares of Common Stock reserved for issuance under the Incentive Plan by 5,000,000 shares (the Incentive Plan, as so amended, the “A&R 2024 Incentive Plan”).
The purpose of this Registration Statement on Form S-8 is for the Registrant to register an additional 5,000,000 shares of Common Stock to be issued under the A&R 2024 Incentive Plan, thereby increasing the aggregate number of shares of Common Stock registered under the A&R 2024 Incentive Plan to 8,164,991 shares of Common Stock. In accordance with General Instruction E of Form S-8, the contents of the First Registration Statement are incorporated by reference into this Registration Statement and the information required by Part II is omitted, except as supplemented by the information set forth below.
Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Item 1 has been or will be sent or given by the Registrant to participants in the Abacus Life, Inc. Amended and Restated 2024 Long-Term Equity Compensation Incentive Plan as specified by Rule 428 under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement (other than information in such filings that was “furnished” under applicable Commission rules rather than “filed”):

(a)
The Registrant’s Annual Report on Form 10-K (File No. 001-39403) for the year ended December 31, 2023, filed with the Commission on March 21, 2024, as amended by that Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A (File No. 001-39403), filed with the Commission on May 30, 2024 and as amended by that Amendment No. 2 to the Registrant’s Annual Report on Form 10-K/A (File No. 001-39403), filed with the Commission on June 12, 2024, including any amendments or reports filed for the purpose of updating such filing;

(b)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-39403) for the quarter ended March 31, 2024 filed with the Commission on May 13, 2024.

(c)
The Sections of the Registrant’s Definitive Proxy Statement (File No. 001-39403) filed with the Commission on April 29, 2024 that are incorporated by reference in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended.

(d)
The Registrant’s Current Reports on Form 8-K (File No. 001-39403) filed with the Commission on January 9, 2024, February 15, 2024, February 15, 2024, February 15, 2024, June 14, 2024, and June 24, 2024.

(e)
 Description of the Company’s Common Stock contained in Exhibit 4.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 21, 2024, including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information in such filings that was “furnished” under applicable Commission rules rather than “filed”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers.
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.
Our Charter and Amended and Restated Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and agents, to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.
In addition, we have entered into separate indemnification agreements with our directors and executive officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or officers. We also maintain director and officer liability insurance.
These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
In addition, the employment agreements that we have entered into require the Company to indemnify any executive who is made a party or is threatened to be made a party to any action, suit or proceeding because he or she is or was a director or officer of the Company, subject to certain conditions. In such case, the Company will provide for the advancement of expenses.
Item 8. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

3.1	Second Amended and Restated Certificate of Incorporation of Abacus Life, Inc., incorporated by reference from the Company’s 8-K filed with the Commission on July 6, 2023.

3.2	Amended and Restated Bylaws of Abacus Life, Inc., incorporated by reference from the Company’s Form 8-K filed with the Commission on July 6, 2023.

4.1	Specimen Common Stock Certificate, incorporated by reference from the Company’s Form S-1 filed with the Commission on July 2, 2020.

5.1*	Opinion of White & Case LLP Regarding the Legality of the Securities Being Registered.

10.1	Amended and Restated Abacus Life, Inc. 2024 Long-Term Equity Incentive Plan, incorporated by reference to the Definitive Proxy Statement on Schedule 14A of Abacus Life, Inc. filed on April 29, 2024.

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Grant Thornton LLP - Predecessor

23.3*	Consent of White & Case LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page)

107*	Filing Fee Table

* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on June 28, 2024.

ABACUS LIFE, INC.

By:	/s/ Jay J. Jackson
Jay J. Jackson
Chairman of the Board,
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay J. Jackson and William H. McCauley, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay J. Jackson Jay J. Jackson	Director, President and Chief Executive Officer (Principal Executive Officer)	June 28, 2024

/s/ William H. McCauley William H. McCauley	Chief Financial Officer (Principal Accounting and Financial Officer)	June 28, 2024

/s/ Adam Gusky Adam Gusky	Director	June 28, 2024

/s/ Karla Radka Karla Radka	Director	June 28, 2024

/s/ Cornelis Michiel van Katwijk Cornelis Michiel van Katwijk	Director	June 28, 2024

/s/ Thomas W. Corbett, Jr. Thomas W. Corbett, Jr.	Director	June 28, 2024

/s/ Mary Beth Schulte Mary Beth Schulte	Director	June 28, 2024

/s/ Todd Sean McNealy Todd Sean McNealy	Director	June 28, 2024